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                                                                    EXHIBIT 10-L

                   [GUNDLE/SLT ENVIRONMENTAL, INC. LETTERHEAD]

                                  June 1, 1998


Mr. Roger J. Klatt
Senior Vice President and Chief Financial Officer
Gundle/SLT Environmental, Inc.
19103 Gundle Road
Houston, Texas  77073

Dear Mr. Klatt:

     Reference is made to the employment agreement dated March 10, 1997 between Gundle/SLT Environmental, Inc. (the "Company") and yourself (the "Agreement"). Until the recent resignation of William P. Reid from his position as President and Chief Executive Officer of the Company, you reported primarily to him and maintained a good working relationship with him. Since Mr. Reid's resignation, you have reported to Samir T. Badawi, Acting President and Chief Executive Officer of the Company, and you also have a good working relationship with him.

     You have expressed concern about certain provisions in the Agreement that could be implicated at such time as the Company designates a permanent President and Chief Executive Officer to succeed Mr. Badawi.

     At present, in the event of a termination under Section 4(e) or 4(g), you are entitled (among other things) to one year's base pay and one year's bonus, each as determined in accordance with paragraph (a) of the "Termination Package" definition (the "Definition") contained in Annex I to the Agreement. In the event (i) you are terminated at any time in the future under Section 4(e), or (ii) you initiate a termination under Section 4(g), then (subject to your execution and delivery to the Company at the Termination Date of the Release in the form attached hereto as Exhibit A), paragraphs (a),(b) and (c) of the Definition shall be the following:

          "(a)      on or within ten days following an applicable Termination
     Date, the Company shall pay to you a lump sum cash amount equal to the sum of (i) 1 1/2 times the highest annual rate of Base Salary in effect during the current year or any of the two years preceding the Termination Date and
     (ii) 1 1/2 times the greater of (A) the
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Mr. Roger J. Klatt
June 1, 1998
Page 2


      largest award earned (whether or not paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date or (B) the target award you would have been entitled to receive under the Bonus Plan in respect of the current year regardless of any limitations otherwise applicable to the Bonus Plan (i.e., the failure to achieve any performance goal applicable to all or any portion of the measurement period); and

           (b) following an applicable Termination Date, you shall receive all benefits under and in accordance with the terms of the Plans (other than the Bonus Plan and welfare benefit Plans, for which separate provision is made herein, and the 401(k) plan as to which your ability to contribute to the plan will cease with your last regular paycheck prior to the Termination Date) in which you are at the time a participant, but only to the extent the same are vested under the terms of such Plans at the Termination Date; in addition, any options held by you at the Termination Date will continue to vest during the 18 months following the Termination Date and continue to be exercisable during the 21 months following the Termination Date; and

           (c) the Company shall maintain in full force and effect, at its sole expense for the continued benefit of you and your dependents during the period from the Termination Date through the earlier of (i) eighteen months from the Termination Date or (ii) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee pension, medical, dental, disability, accident and life insurance welfare benefit Plans in which you were entitled to participate immediately prior to the Termination Date. If your participation in any such welfare benefit Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you are entitled to receive under such Plans."

      In addition, during the twelve months following the appointment of a new President and Chief Executive Officer (other that Mr. Badawi), the definition of "Good Reason" contained in Annex I to the Agreement shall be deemed to include the following:

           "...(ix) your incompatibility or inability to maintain (in your sole discretion) a good working relationship with a new President and Chief Executive Officer (other than Mr. Badawi)."
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Mr. Roger J. Klatt
June 1, 1998
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     Except in the limited circumstances the Agreement is to be amended by this letter, the Agreement remains in full force and effect under its existing terms. If this letter correctly sets forth our understanding with respect to the particular subject matter covered in this letter, please sign and return one copy of this letter to the Company.

                                   Sincerely,


                                   GUNDLE/SLT ENVIRONMENTAL, INC.


                                   By:  /s/ T. WILLIAM PORTER
                                      -------------------------------------
                                        T. William Porter
                                        Chairman of the Compensation Committee
                                        of the Board



Agreed to as of the 1st
day of June, 1998

/s/ ROGER J. KLATT
-------------------------------
    Roger J. Klatt
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                                                                      EXHIBIT A


                                    RELEASE

     For and in consideration of the sum of One Dollar and other good and valuable consideration in hand paid to Roger J. Klatt ("Employee") by Gundle/SLT Environmental, Inc. ("Company"), the receipt of which is hereby acknowledged, and the sufficiency of which is hereby confessed, Employee has remised, released, and forever discharged and by these presents does remise, release and forever discharge the said Company and each of its subsidiaries and affiliates and the directors, officers, agents, representatives, and employees of each of them, and its and their successors and assigns (collectively, the "Released Parties") of and from all, and all manner of action, and actions, cause and causes of action, suits, dues, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which against the Released Parties which Employee ever had, now have or which his assigns, hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of these presents.

     This release shall not, however, affect the obligations of the Company (i) under that certain Employment Agreement dated as of March 10, 1997 (as amended on May ___, 1998), by and between Employee and the Company or (ii) under the Company's charter, bylaws or any preexisting contractual indemnity agreement between the Company and Employee.

     Executed and Effective this ___ day of __________, ____.



                                             _________________________________
                                             Roger J. Klatt